Exhibit 99.1

  With Solid Performance in 2005, Atlantic Coast Federal Corporation
                    Anticipates Expansion in 2006;
      Stockholders Elect Directors and Ratify Auditor Selection


    WAYCROSS, Ga.--(BUSINESS WIRE)--May 12, 2006--Speaking to stockholders assembled for the 2006 annual meeting, Robert J. Larison, Jr., President and Chief Executive Officer of Atlantic Coast Federal Corporation (NASDAQ/NM: ACFC), the holding company for Atlantic Coast Federal, commented on the Company's success in 2005 and its plans for expansion in 2006.
    "Highlighting our growth in 2005 was a 17% increase in total assets, which rose to $744 million. This level, almost doubling since 2001, reflected successful efforts to strengthen our lending activities and expand our loan portfolio. Together with further improvements in asset quality, this continued progress translated into higher earnings for the year." Larison observed that net income for 2005 increased 47% to $4.7 million. On a per share basis, net income for the year increased to $0.33 versus $0.32 in 2004, with the disproportionate change in earnings per share caused by the 40% increase in weighted average shares outstanding versus 2004 following the Company's initial public offering in 2004.
    Larison also noted that, because of its growth, Atlantic Coast Federal Corporation was able to commence cash dividend payments in 2005 and has increased these payments every quarter thereafter. The Company's Board set the initial quarterly cash dividend rate at $0.05 per share in the first quarter of 2005 and increased the rate to $0.06 in the second quarter, $0.07 in the third quarter, and $0.08 per share with the fourth quarter declaration. Most recently, for the first quarter of 2006, Atlantic Coast Federal Corporation again increased its cash dividend rate to $0.09 per share.
    Concluding, Larison added: "We are pleased with the ongoing growth we are experiencing across our markets and are particularly excited about the potential of the Jacksonville area, where we have our largest presence. In the next year, we will open two new branches in St. Johns County in communities just to the south of metropolitan Jacksonville. St. Johns County is a demographically attractive area that has benefited greatly from the region's continued growth, and our new branches there will logically expand and build on the footprint of our Jacksonville banking network."
    In formal business conducted at the meeting, stockholders re-elected three directors to three-years terms that expire with the 2009 annual meeting: Frederick D. Franklin, Jr., a partner in the law firm of Rogers Towers, P.A., in Jacksonville, Florida; Robert J. Smith, a mortgage banking executive with PHH Mortgage in Jacksonville and a certified public accountant; and H. Dennis Woods, retired former business manager with CSX Transportation, Inc. in Waycross.
    The Company's Directors continuing in office to future years include: Robert J. Larison, Jr., President and Chief Executive Officer of Atlantic Coast Federal Corporation; W. Eric Palmer, Director of Patient Financial Services with the Mayo Clinic in Jacksonville; Jon
C. Parker, Sr., Senior Vice President and Chief Financial Officer of Atlantic Coast Federal Corporation; Charles E. Martin, Jr., Chairman of the Board of Atlantic Coast Federal Corporation; Forrest W. Sweat, Jr., a partner in the law firm of Walker & Sweat, Waycross, Georgia; and Thomas F. Beeckler, owner, President and Chief Executive Officer of the Beeckler Company in Jacksonville.
    Each of the Directors of Atlantic Coast Federal Corporation also serves in similar capacities with Atlantic Coast Federal, MHC and Atlantic Coast Federal, the Company's banking institution.
    Stockholders also ratified the appointment of Crowe Chizek and Company LLC as the Company's independent registered public accounting firm for 2006.
    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Federal, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.acfederal.net, under the Investor Information section.
    Atlantic Coast Federal, with approximately $771 million in assets as of March 31, 2006, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 13 offices, including a growing presence in the Jacksonville metropolitan area.
    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," expected, "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376